UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 5, 2005

TETRA TECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19655	95-4148514
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3475 East Foothill Boulevard, Pasadena, California  91107

(Address of principal executive office and zip code)

(626) 351-4664

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

In connection with the election of Albert A. Smith as Vice Chairman of Tetra Tech, Inc. (the “Company”), as described in Item 5.02 below, the Company entered into a letter agreement dated August 5, 2005 with Mr. Smith which sets forth the terms of his employment.  Mr. Smith’s employment will commence on September 1, 2005.

Under the letter agreement, Mr. Smith will receive an annual base salary of $200,000 per year.  In addition, he is eligible for a bonus of up to $200,000, based on performance metrics, commencing in fiscal 2006.  Mr. Smith may elect to receive the bonus in the form of cash or equivalent value restricted stock or stock options.  Further, he will receive an incentive stock option under the Company’s 2002 Stock Option Plan to purchase up to 166,667 shares of common stock at an exercise equal to the closing price of the Company’s common stock on September 1, 2005.  The option will become exercisable as to 50,000 shares on September 1, 2006, and as to the balance of 116,667 shares in 24 equal monthly installments commencing on October 1, 2006.

Mr. Smith’s employment will be at-will, and can be terminated by Mr. Smith or the Company at any time, with or without cause.  If the Company terminates Mr. Smith’s employment without “cause” (as defined in the letter agreement), he will receive one year of base salary plus a pro rated bonus earned during the fiscal year of termination.  These amounts will be paid weekly (or otherwise subject to the Company’s regular payroll schedule) over the course of one year.  However, these payments will cease if Mr. Smith (i) becomes employed or otherwise affiliated with a business engaged in any industry in which the Company operates, (ii) makes an unauthorized disclosure of the Company’s confidential information or (iii) disparages the Company in public.

Mr. Smith will be eligible for the customary full range of employee benefits available to the Company’s executive officers, including health, dental and life insurance, and a retirement program.  Further, the Company will provide Mr. Smith will an apartment in the Pasadena area, and reimburse him for certain personal travel expenses.  To the extent Mr. Smith incurs tax liability with respect to these benefits, the Company will pay a gross-up amount to compensate for such liability.  Mr. Smith will also receive administrative support for the performance of his duties.

A copy of the letter agreement is filed with this report as Exhibit 10.1 and is hereby incorporated by reference herein.  The foregoing description of the letter agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement.

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)                                  On August 9, 2005, the Company issued a press release to announce that Albert E. Smith, age 56, had been elected as Vice Chairman with executive responsibilities.

He will commence employment on September 1, 2005, and has been serving as a Director since May 2005.

Mr. Smith is a former member of the Secretary of Defense’s Defense Science Board, serving from 2002 to 2005.  He was an Executive Vice President of Lockheed Martin and President of its Integrated Systems & Solutions business until 2004.  From 1999 to 2003, Mr. Smith was President of Lockheed Martin’s Space Systems Company.  Prior to that, Mr. Smith was President of Government Systems at Harris Corporation.  He has also worked for the Central Intelligence Agency, where he received the Intelligence Medal of Merit.  Mr. Smith has served as Chairman of International Launch Services’ Board of Directors as a Director of the Space Foundation.

The full text of the press release issued by the Company on August 9, 2005 announcing the election of Albert E. Smith as Vice Chairman is attached as Exhibit 99.1 to this report.

Item 9.01.                                          Financial Statements and Exhibits.

(c)                                  Exhibits

10.1                           Letter agreement dated August 5, 2005 between the Company and Albert E. Smith.

99.1                           Press Release, dated August 9, 2005, announcing the election of Albert E. Smith as Vice Chairman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA TECH, INC.

Date:	August 9, 2005	By:	/s/ Li-San Hwang
Li-San Hwang
Chairman and
Chief Executive Officer